Exhibit 23.1
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 14, 2021 relating to the financial statements of Luminar Technologies, Inc, appearing in the Annual Report on Form 10-K of Luminar Technologies, Inc for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
January 20, 2022